Exhibit 10.2

Hemispherx Biopharma, Inc.

2016 Voluntary Incentive Stock Award Plan

1.                 In order to create appropriate employee incentives, Hemispherx Biopharma, Inc. (the “Company”), with the approval of the Board of Directors of the Company (the “Board”) based on the recommendation of the Compensation Committee of the Board (the “Committee”), has adopted the Hemispherx Biopharma, Inc. 2016 Voluntary Incentive Stock Award Plan (the “Plan”). The Plan will constitute an “Employee Wages or Hours Reduction Program” within the meaning of Article 2 of the Amended and Restated Hemispherx Biopharma, Inc. 2009 Equity Incentive Plan.

2.                 Participation in the Plan will be voluntary, meaning that participation will be at the election of individual employees and Directors, other than Dr. William Carter (“Dr. Carter”) and Mr. Thomas Equels (“Mr. Equels”) who instead will participate in a separate plan. For the sake of clarity, except as otherwise specifically provided, references to employees and Directors of the Company do not include references to Dr. Carter and Mr. Equels. The Plan will be in effect for three months commencing January 26, 2016 and may be extended for additional periods of three months thereafter subject to termination by the Company with the approval of the Board. All full-time employees of the Company and all members of the Board will be eligible to participate during any three-month period the Plan is in effect (each such period, a “Plan Period”) subject to election prior to the commencement of any such period. (An employee who also is a Director may participate as an employee as to salary and, in addition, at his or her election, as a Director in respect of his or her Director’s Fees.) Employees and Directors who elect to participate in the Plan (the “Participants”) may elect to cease their participation at the end of any Plan Period.

3.                 By electing to participate in the Plan, an employee will be authorizing the Company to withhold, except as noted below, 20% of the employee’s salary on each semi-monthly payroll date (each a “Withholding Date”) occurring during the applicable Plan Period. On each Withholding Date the Participant will be issued an Incentive Right. The Incentive Right will be for a number of shares of the Company’s common stock (the “Stock”) determined as provided in Paragraph 4 below. The Incentive Right will give the Participant the right to receive those shares of Stock, less applicable withholding taxes, as provided in Paragraph 6 below. Any employee earning salary at a rate of less than $75,000 per year may elect, in advance of a Plan Period, to participate by authorizing the Company to withhold, at the employee’s option, 10% or 20% of the employee’s salary during such Plan Period.

4.                 On each Withholding Date, the Company will determine the number of shares of Stock represented by the applicable Incentive Right (the “Participant’s Amount”) attributable to the payroll withholding by dividing the applicable salary withholding amount for the payroll period by the closing price of the Stock on the NYSE MKT on the trading day immediately preceding the Withholding Date. The Company will establish and maintain a record of the number of shares of Stock represented by each Incentive Right issued by the Company to a Participant in consideration for the Participant’s agreement to withhold salary. Such number of shares of Stock represented by an Incentive Right will be subject to appropriate adjustment in the event of a stock split or stock consolidation.

5.                 Prior to the beginning of each Plan Period, each Participant may elect in writing to receive the Participant’s Amount in Stock as provided in Paragraph 6, on the 6-month, 9-month or 12-month anniversary of each Withholding Date. In the absence of an election, the Participant will be paid on the 6-month anniversary of the applicable Withholding Date.

6.                 On the anniversary date on which the Participant is to be paid in accordance with Paragraph 5 above (the “Payment Date”) the Company shall determine the value of the shares of Stock allocated to the Incentive Right for which payment is being made. The value on the Payment Date will be based on the closing price of a share of Stock on the NYSE MKT for the trading day preceding the Payment Date and payment of such value will be made in shares of Stock. Withholding taxes due on each payment will be deducted from the payment, or otherwise satisfied, as provided below.

7.                 Directors who elect to participate in the Plan will authorize the Company to withhold 20% of the Director’s fee on each semi-monthly payroll date occurring during each Plan Period in which he or she is a Participant. Determination of the Participant’s Amount, election by a Participant as to payout on the 6-month, 9-month or 12-month anniversary of each Withholding Date, and payments in respect of the Participant’s Amount and tax withholdings will be made on the same basis as described in Paragraph 6 above in respect of an employee Participant.

8.                 All shares of Stock deliverable under the Plan will be registered with the SEC on Form S-8, as provided in Paragraph 2. All Participants who are not “Affiliates” of the Company, as defined in the Securities Act of 1933, upon their receipt of such shares will receive shares free of transfer restrictions.

Plan Administration.

A.	The Company will arrange, at its cost, for a registered brokerage firm to establish a trading account for each Participant. Shares of Stock being delivered under the Plan will be transferred to that account.
B.	Delivery of shares of Stock under the Plan will constitute taxable income to a Participant at the time the shares of Stock are delivered and will be subject to payroll taxes. The Company will bear all costs related to selling shares of Stock awarded under the Plan in such amount as necessary to pay any withholding taxes. These costs include any brokerage fees, commissions and other transaction costs.
C.	During the period a Participant remains an active employee or a Director, the Company will bear (i) the charges of the brokerage firm for the maintenance of the account, (ii) any transaction costs related to the transfer of shares by the Company into the account and (iii) transaction costs related to the sale of shares of Stock from the account (including those noted in Paragraph B above).
D.	In the case of individuals who cease to be Participants, the Company will cease to bear the costs of the brokerage firm for the maintenance of the account or any expenses related to selling Stock held in the account except for the costs associated with selling Stock for withholding tax purposes.
E.	The Company makes no representations as to the ultimate value of the Stock issued to a Participant under the Plan.
F.	Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan and the grants made under the Plan, to establish, amend and rescind any rules, regulations or policies related to the Plan, to determine the terms and provisions of the agreements related to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee, in its sole discretion, may correct any defect, supply any omission and reconcile any inconsistency in the Plan. The Committee may adopt such rules, regulations and policies as it deems desirable for administering the Plan. The determination of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. For the sake of clarity, the authority and discretion of the Committee in respect of the Plan shall include the Base Pay Supplement for Employee Participants as provided below.

Withholding Taxes.

On any date Stock is to be issued, the number of shares needed for sale to cover the related withholding taxes will be determined by the Company and communicated to the Participant. Unless the Participant elects in writing prior to the commencement of the applicable Plan Period to pay the withholding tax dollar amount directly to the Company on or before the Payment Date, the Company will withhold the required minimum withholding tax from any amounts due the Participant on such Payment Date by either, in its discretion, (a) reducing the number of shares of Stock to be issued to the Participant by the number of shares of Stock having a value equal to the applicable withholding taxes or (b) causing to be sold on the open market that number of shares of Stock issued to the Participant which is necessary to fund the payment of the withholding tax.

BASE PAY SUPPLEMENT FOR EMPLOYEE PARTICIPANTS.

All employee Participants will be awarded an amount (the “Approval Award”) equal to 30% of the pre-tax amount of their annual salary as then in effect upon FDA Approval of Ampligen (the “Approval”). The Approval Award will be paid within three months following the Approval. A Participant will not qualify for the Approval Award if the Participant’s employment is terminated prior to the Approval due to (i) termination by the Company for Cause or (ii) voluntary termination by the Participant.

In addition, all employee Participants will be awarded an amount (the “Pre-Approval Award”) equal to 30% of the pre-tax amount of their annual salary as then in effect upon the successful pre-approval inspection by the FDA of the Alferon facility (the “Pre-Approval”). The Pre-Approval Award will be paid within three months following the Pre-Approval. A Participant will not qualify for the Pre-Approval Award if the Participant’s employment is terminated prior to the Pre-Approval due to (i) termination by the Company for Cause or (ii) voluntary termination by the Participant.

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